CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Lehman Brothers Institutional Liquidity Series and to the use of our report dated May 5, 2006 on the financial statements and financial highlights of Lehman Brothers Prime Money Fund, a series of Lehman Brothers Institutional Liquidity Series and Prime Portfolio, a series of Institutional Liquidity Trust. Such financial statements and financial highlights appear in the March 31, 2006 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.




                                                   /S/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
JULY 24, 2006